UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
July 25, 2025
Date of Report (Date of earliest event reported)
UPLAND SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36720	27-2992077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
900 S. Capital of Texas Highway, Las Cimas IV Suite 300
Austin, Texas 78746
(Address of principal executive offices, including zip code)
(512) 960-1010
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPLD	The Nasdaq Global Market
Preferred Stock Purchase Rights	-	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                              ☐

Item 1.01. Entry into a Material Definitive Agreement.
On July 25, 2025 (the “Closing Date”), Upland Software, Inc. (“Upland”) and certain of its subsidiaries (together with Upland, the “Companies”) entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto and private credit direct lender Sound Point Capital, as administrative agent.
The Credit Agreement established a new senior secured term loan facility in an aggregate principal amount of $240 million (the “Term Loan”). On the Closing Date, Upland used the proceeds from the Term Loan, together with cash on hand, to redeem all of the $258 million outstanding aggregate principal amount of Upland’s previous senior secured credit facility.
The Term Loan will mature on July 25, 2031 and bear an interest rate of the secured overnight financing rate, which shall not be less than 1.50%, plus a margin of 6.00% per annum (with step downs and a potential step up at specified leverage levels). The Term Loan also includes (i) a covenant tested quarterly which limits the consolidated secured leverage ratio to 6.0 to 1.0 or under and (ii) certain other changes to the terms of the Credit Agreement, including with respect to certain negative covenants. Payments on the Term Loan will be due quarterly in amounts equal to (a) 2.50% per annum of the original principal amount of the Term Loan commencing beginning December 31, 2025 through September 30, 2026, (b) 1.75% per annum of the original principal amount of the Term Loan commencing December 31, 2026 through September 30, 2027, and (c) 1.00% per annum of the original principal amount of the Term Loan commencing December 31, 2027 and continuing each fiscal quarter thereafter, with the balance payable on the final maturity date.
In addition to the Term Loan, the Credit Agreement provides for a $30 million senior secured revolving credit facility (the “Revolving Facility” and together with the Term Loan, the “Credit Facilities”). The Revolving Facility will mature on July 25, 2031 and will bear the same interest rate as the Term Loan. The Revolving Facility will be subject to the same covenants and terms as the Term Loan. The proceeds of loans under the Revolving Facility will be used by Upland from time to time after the Closing Date for working capital and other general corporate purposes.
The Credit Agreement contains customary representations, warranties, affirmative and negative covenants, including a financial covenant, and events of default. Obligations under the Credit Agreement are secured by substantially all of the Company’s assets, subject to certain exclusions.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03. Creation of Direct Financial Obligation.
The information included under Item 1.01 above regarding the Credit Agreement is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.
On July 28, 2025, Upland issued a press release announcing that it had closed the Credit Agreement. The press release is filed hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
10.1*	Credit Agreement, dated as of July 25, 2025, by and among Upland Software, Inc., the subsidiary guarantors party thereto, Sound Point Capital, as administrative agent, and the lenders party thereto.
99.1	Press Release of Upland Software, Inc. dated July 28, 2025
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL
* Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Upland Software, Inc. hereby undertakes to furnish supplemental copies of such schedules and attachments to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UPLAND SOFTWARE, INC.

By:	/s/ Michael D. Hill
Michael D. Hill Chief Financial Officer
Date: July 28, 2025